EXHIBIT 10.2
ATHERSYS, INC.
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (“Agreement”) is made as of                          ,            (the “Date of Grant”) by and between Athersys, Inc., a Delaware corporation (the “Company”) and                                          (“Grantee”) with respect to the grant of Restricted Stock Units by the Company to the Grantee pursuant to the Athersys, Inc. Amended and Restated 2007 Long-Term Incentive Plan (As Amended and Restated effective June 16, 2011) (the “Plan”). (Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Plan).
The execution of a restricted stock unit agreement substantially in the form hereof has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) on July 5, 2011.
In consideration of the Grantee’s acceptance of the terms and conditions of this Agreement, and subject to the terms of this Agreement and the Plan, the Company hereby makes the following grant of Restricted Stock Units to Grantee.
AGREEMENT:
1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee the number of Restricted Share Units that are shown on the signature page of this Agreement as the Original Award. Each Restricted Stock Unit shall represent the contingent right to receive one share of the Company’s Common Stock, par value $0.001 per share (“Share”).
2. Restriction on Transfer. The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee. Any purported transfer, encumbrance or other disposition of the Restricted Stock Units that is in violation of this Agreement shall be null and void, and the other party to such purported transaction shall not obtain any rights to or interest in the Restricted Stock Units.
3. Vesting. (a) The Restricted Stock Units will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof upon the occurrence of the following:

Amount Nonforfeitable	Date Nonforfeitable

% of the Original Award

% of the Original Award

% of the Original Award

All Forfeitable Restricted Stock Units

(b) Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof upon any Change in Control that occurs while the Grantee is employed by or serving as a director of the Company or any Subsidiary.
(c) Notwithstanding the provisions of Section 3(a), all of the Restricted Stock Units subject to this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 6 hereof if the Grantee dies or becomes permanently disabled while employed by or serving as a director of the Company or a Subsidiary after the Date of Grant.
4. Termination of Rights and Forfeiture of Shares. Except for Restricted Stock Units that have become nonforfeitable pursuant to Section 3, all of the Restricted Stock Units will be forfeited if the Grantee ceases to be an employee or director of the Company or a Subsidiary at any time prior to                     .
5. Dividend, Voting and Other Rights. Grantee shall have no rights of ownership in the Shares underlying the Restricted Stock Units and shall have no right to vote such Shares until the date on which the Shares are transferred to Grantee pursuant to Section 6. Any dividends that may be paid on the Shares underlying the Restricted Stock Units shall be automatically deferred and reinvested in additional shares of Common Stock. Any additional Restricted Stock Units or shares of Common Stock or other securities that the Grantee may become entitled to receive under the Plan pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Restricted Stock Units or the Shares underlying the Restricted Stock Units as of the Date of Grant.
6. Payment of Restricted Stock Units. To the extent that Restricted Stock Units become nonforfeitable pursuant to Section 3 above, Shares underlying such Restricted Stock Units shall be transferred to Grantee no later than sixty (60) days after the date on which the Restricted Stock Units become nonforfeitable, except as otherwise provided in Section 11. Notwithstanding the foregoing, in the case of a Change in Control that occurs as a result of either a sale of the stock of the Company or a merger, settlement of Restricted Stock Units that become vested upon such Change of Control will be made in Shares, unless otherwise specified in the definitive agreement for such Change of Control.
7. Adjustments. The Board (or a committee of the Board) shall make such adjustments in the number or kind of Restricted Stock Units or Shares covered by this Agreement as the Board (or a committee of the Board) shall determine is equitably required to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Restricted Stock Units or Shares underlying any or all of the Restricted Stock Units provided for herein such alternative consideration as it may determine to be equitable in the circumstances.

8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state and other applicable securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Restricted Stock Units or Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
9. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Restricted Stock Units hereunder.
10 Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.
11 Withholding Taxes. The Grantee shall be liable for any and all U.S. federal, state and local taxes, or foreign taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock Units. When the Restricted Stock Units vest, the Grantee shall surrender to the Company a sufficient number of whole Shares as necessary to cover the minimum applicable required withholding taxes and social security contributions related to such vesting. The value of any fraction of retained Shares not necessary for required withholding shall be applied to the Grantee’s federal income tax withholding by the Company generally. Instead of requiring the Grantee to surrender Shares as described above, the Company may, in its discretion, (a) require the Grantee to remit to the Company on the date on which the Restricted Stock Units vest cash in an amount sufficient to satisfy the minimum applicable required withholding taxes and social security contributions related to such vesting, or (b) deduct from his regular salary payroll cash, on a payroll date following the date on which the Restricted Stock Units vest, in an amount sufficient to satisfy such obligations.
In lieu of surrendering Shares to cover the minimum applicable required withholding taxes and social security contributions, the Grantee may, by providing notice to the Company within 30 days of the Grant Date (a) elect to remit to the Company on the date on which the Restricted Stock Units vest cash in an amount sufficient to satisfy such obligations, or (b) request the Company to deduct from his regular salary payroll cash, on a payroll date following the date on which the Restricted Stock Units vest, in an amount sufficient to satisfy such obligations, which request the Company may choose to honor in its sole discretion.
12. Right to Terminate Relationship. No provision of this Agreement will limit in any way whatsoever any right that the Company or Shareholders may otherwise have to terminate the employment or directorship of the Grantee at any time.

13 Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any insurance coverage available to any beneficiary under any insurance plan covering employees or non-employee directors of the Company or a Subsidiary.
14 Severability. In the event that one or more of the provisions of this Agreement are invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
16 Notices. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to its principal office, attention of the President.
17 Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Delaware without regard to conflict of law principles of such state.
18. Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Internal Revenue Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent.
Executed in the name and on behalf of the Company, at 3201 Carnegie Avenue, Cleveland, Ohio, 44115, as of the       day of                     , 20          .

ATHERSYS, INC.
By:
Name:
Title:

The undersigned Grantee hereby accepts the Restricted Stock Units evidenced by this Restricted Stock Unit Agreement on the terms and conditions set forth herein and in the Plan.
Dated:                           , 20

Name:

Name of Grantee:	[name]

Date of Grant:

Original Award:	(number) Restricted Stock Units

5